EXHIBIT 10.23
This employment agreement is made on 6 October 2023

BETWEEN:
(1)PVH Corp., having its registered offices at 285 Madison Avenue, New York, New York 10017 (hereinafter referred to as “PVH”).
and

(2)Lea Rytz Goldman, born on 8 May 1963 in Sandhult, Sweden, with an address at Golfbanevagen 12B, 43650 Hovas, Sweden (the “Executive”).
(A)PVH or one of its subsidiaries desires to retain the Executive on a full-time basis in accordance with the terms and conditions set forth herein.
HAVE AGREED:
1.Employment.

1.1Employment Period. PVH shall cause the Company (as defined in Section 1.4 (Right to Assign)) to employ the Executive, and the Executive agrees to enter into this Employment Agreement for an Indefinite Period (this “Agreement”), in accordance with the terms and conditions hereof, commencing as of 1 May 2024 or such other date that the Executive commences employment with PVH or one of its subsidiaries as mutually agreed by the Executive and PVH (the “Effective Date”). The Executive represents that her employment by PVH or one of its subsidiaries will not breach or be in conflict with any other agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not subject to any covenants against competition or similar covenants or any court order that could affect her ability to enter into this Agreement and perform her duties for the PVH and its subsidiaries. The employment shall remain valid unless and until terminated in accordance with the terms hereof and the governing law applicable to this Agreement or until otherwise mutually agreed. The period commencing the Effective Date and ending on the effective date of the termination of the Executive’s employment is hereinafter referred to as the “Employment Period.”

1.2Position and Duties. During the Employment Period, the Executive shall serve as Global Brand President, Tommy Hilfiger (or in such other position or positions as the PVH Board of Directors, the Chief Executive Officer of PVH, the President of PVH (if any), or anyone to whom either such executive reports may designate from time to time. The Executive shall (i) perform such duties and services as shall from time to time be assigned to the Executive, (ii) devote all of the Executive’s business time (in principle no less than 40 hours per week and in accordance with the usual and customary standards of PVH for similarly situated executives) to the services required of the Executive under this Agreement, excluding any periods of holiday (personal time off and holidays provided for in Section 2.6 (Holidays)) and sick leave to which the Executive is entitled, as well as time dedicated to approved external activities, including service on non-profit boards, and (iii) use the Executive’s best efforts, judgment, skill and energy to perform such duties and services. The Executive shall perform the Executive’s duties at the PVH Europe offices in Amsterdam, the Netherlands, except as otherwise provided herein. The Executive's salary is deemed to include payment for all hours worked, including hours that could be considered “overtime” under any circumstances. It is explicitly understood that the Executive may be required to travel extensively for the performance of her duties. The Executive acknowledges and agrees that (i) all travel is an essential part of the performance of her duties and she shall not be compensated additionally or separately (in money, time-for-time or otherwise) and (ii) her compensation described in Section 2 hereof (Compensation) shall cover the entirety of her employment, including travel periods.

1.3Illness Procedure.

(a)If the Executive is prevented from performing the stipulated work by illness, the Executive shall remain entitled to 100% of the Base Salary as defined in Section 2.1, during the first 52 weeks of illness if and insofar as the Company (as such term is defined in Section 1.4 (Right to Assign)) is obliged to do so pursuant to Article 7:629 of the Dutch Civil Code (DCC). During the subsequent maximum period of 52 weeks of illness, the Executive shall be entitled to 70% of the Base Salary as defined in Section 2.1. Any benefits under social security laws or any occupational disability insurance taken out by PVH or the Company received by the Executive directly shall be deducted from the salary paid.

(b)In case of illness, the Executive shall strictly comply with the instructions and guidelines given by or on behalf of PVH or PVH Europe (as defined in Section
1.4(Right to Assign)). The Executive hereby declares that she has received those guidelines. The Executive shall cooperate in any medical examinations by a doctor or occupational health and safety service, if so requested by PVH or the Company.

(c) If the Executive does not comply with the foregoing provision and her statutory obligations during illness, PVH or the Company has the right to discontinue or suspend salary payments under Sections 7:629 (3) and/or (6) DCC.

1.4    Right to Assign.

The Executive acknowledges and agrees that PVH, in its sole and absolute discretion, can assign this Agreement and all of its rights and obligations under this Agreement at any time to an appropriate (direct or indirect) subsidiary. The Executive shall cooperate in full for this purpose and shall not contest any assignment. It is anticipated that the Agreement will be assigned to one of the follow entities prior to the Effective Date: PVH B.V., PVH International B.V., PVH Europe B.V., Tommy Hilfiger Europe B.V., Hilfiger Stores B.V., Calvin Klein Europe B.V., or CK Stores B.V. (the assignee entity referred to as the “Company” and all such companies referred to collectively as “PVH Europe”). PVH shall cause the Company to sign an acknowledgement of its assumption of this Agreement on or prior to the Effective Date.

2.Compensation.

2.1Base Salary. The Executive shall receive an initial gross annual salary of
€750,000 including an 8% holiday allowance based on a fulltime workweek and the performance of her duties in accordance with the business time requirements of Section 1.2 (Position and Duties) (the “Base Salary”). The gross annual salary excluding the 8% holiday allowance is due and payable in 12 equal installments at the end of each calendar month into a bank account to be indicated by the Executive. The 8% holiday allowance shall be paid in a single lump sum in May of each calendar year during the Employment Period. The Executive’s Base Salary shall be reviewed for increase in accordance with PVH’s usual practices for similarly situated executives. The term Base Salary as utilized in this Agreement shall refer to the Executive’s annual Base Salary as then in effect.

2.2Incentive and Bonus Compensation. The Executive shall be eligible to participate in PVH’s existing and future stock plans and other incentive compensation programs that PVH or PVH Europe implements for similarly situated executives (each a “Plan,” collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time, and which Plans PVH or PVH Europe may amend or terminate at any time. More specifically, the Executive shall be eligible to be granted annual variable remuneration (“Variable Remuneration”) on terms that may vary, depending upon PVH’s, PVH Europe’s or the Company’s financial results, approval processes and attainment of strategic and non-financial goals established by PVH, PVH Europe or the Company, as the case may be. The terms and conditions of the Variable Remuneration, including the mix between cash-based remuneration and equity-based remuneration, are subject to regular re-evaluation and modification by PVH. The Executive must be actively employed at the time of payment in order to earn and receive any Variable Remuneration. The terms of each Plan and any agreement issued thereunder shall govern the Executive’s rights and obligations in respect of the Plan and awards or benefits thereunder. To the extent the Executive does participate in a Plan and the Plan, or any agreement issued thereunder, does not expressly provide otherwise, PVH, the PVH Board of Directors (which, for purposes hereof, includes any Committee thereof (the “Board”)), Chief Executive Officer or President of PVH (if any), or an appropriate executive thereof, as applicable, may determine all terms of participation, including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive, as well as a participant’s rights after the termination of employment in their sole and absolute discretion. The Company will provide details annually on the eligibility of the Executive. Without limiting the generality of the foregoing, the definition of “Cause” in this Agreement shall not supersede the definition of cause in any Plan (unless the Plan expressly defers to the definition of cause under an executive’s employment agreement).

(a)Fiscal 2023 Bonus. The Executive shall not be eligible for a bonus with respect to PVH’s 2023 fiscal year.

(b)Fiscal 2024 Bonus. The Executive shall be eligible to participate in PVH’s applicable bonus plan with respect to PVH’s 2024 fiscal year, with a threshold bonus opportunity equal to 25% of the Base Salary, a target bonus opportunity equal to 100% of the Base Salary and a maximum bonus opportunity equal to 200% of the Base Salary. The applicable performance measure and goals shall be the same as established for the year for similarly situated members of PVH’s Executive Leadership Team (the “ELT”). Any payout shall be determined at the time and manner as other awards under the plan and shall be prorated for the aggregate number of days during the year that the Executive was employed by PVH or the Company.

(c)Fiscal 2024 Equity Awards. The Executive shall be granted the equity awards set forth below during PVH’s 2024 fiscal year with a total grant date value of approximately $1,500,000 (the “Fiscal 2024 Equity Awards”). If the Effective Date occurs on or prior to the date on which annual grants of performance share units (“PSUs”) or restricted stock units (“RSUs”) or such other variable long-term incentive vehicles as PVH elects in its sole discretion are granted to the other members of the ELT, then the corresponding type of award included in the Fiscal 2024 Equity Awards shall be granted to the Executive at the same time as the other members of the ELT. If the Effective Date occurs after the date on which annual grants of PSUs or RSUs, or such other variable long-term incentive vehicle as PVH elects in its sole discretion as applicable, are granted to the other members of the ELT, then such type of award included in the Fiscal 2024 Equity Awards shall be granted to the Executive on the first business day of the month following the Effective Date. The Fiscal 2024 Equity Awards shall be granted under and administered in accordance with PVH’s Stock Incentive Plan, as amended (the “Stock Incentive Plan”), and the policies and procedures in effect with regard thereto. The Executive shall not be entitled to receive any equity awards during fiscal 2024 other than as set forth in this Sections 2.2(c)(i)-(ii).

(i)The Fiscal 2024 Equity Awards shall include awards of PSUs or such other variable long-term incentive vehicles (other than RSUs) as PVH elects in its sole discretion (the “Fiscal Year 2024 Performance-vested Award”) with a grant date value of up to $750,000 at target level performance. The Fiscal Year 2024 Performance- vested Award shall vest (or not) based on PVH’s performance against the same measures and on the same weighted basis as the annual performance-vested awards to be granted in 2024 to similarly situated executives. The Fiscal Year 2024 Performance- vested Award shall be subject to the terms and conditions of the Stock Incentive Plan and the underlying award agreement in PVH’s standard form.

(ii)The Fiscal 2024 Equity Awards also shall include an award of RSUs with a grant date value of no less than $750,000. The RSUs shall vest at a rate of 25% on each of the first four anniversaries of the grant date, subject to the terms and conditions of the Stock Incentive Plan and the underlying award agreement in PVH’s standard form.

(d)Make-Whole Award. The Executive shall receive a one-time cash award (the “Make-Whole Cash Award”) to replace her 2023 annual bonus opportunity forfeited from the Executive’s prior employer (the “Prior Employer”) and any amounts subject to repayment to the Prior Employer in connection with the Executive’s relocation as part of her expatriate assignment with the Prior Employer; provided, however, that in no event shall the Make-Whole Cash Award exceed €182,000 gross. The Make-Whole Cash Award shall be paid in the first available scheduled payroll date on or after the Effective Date or, if later, 60 days after the Executive provides the Company or PVH with sufficient documentation of the Executive’s stated 2023 annual opportunity forfeited from the Prior Employer and any required repayment of any amounts to the Prior Employer in connection with the Executive’s relocation as part of her expatriate assignment with the Prior Employer. If the Executive voluntarily leaves PVH or the Company other than for Good Reason (as defined in Section 3.5(a) (Definition of Good Reason)) or the Executive’s employment is terminated for Cause prior to the end of the Executive’s first year of employment, the Executive shall be obligated to reimburse PVH the amount of the Make-Whole Cash Award actually paid to the Executive (i.e., the amount of the Make-Whole Cash Award, less the total amount of taxes withheld by the Company prior to payment) within 60 days of the Executive’s last day of employment.

2.3Pension and Insurance. The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company, PVH or any other relevant affiliate (as defined below) for similarly situated executives, to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time, it being acknowledged that by virtue of the Executive’s principal workplace being Amsterdam, the Netherlands, there may be differences in the employee benefit and insurance plans provided to the Executive and PVH’s executives in the United States or elsewhere. Without limiting the generality of the foregoing, during the Employment Period, the Executive shall take part in the collective pension arrangement of the

Company with Swiss Life (Zwitserleven), in accordance with the conditions as explained in the pension document of the Company. In addition, the Company has entered into (i) a Collective WIA Gap insurance for all employees, which insures the risk of a drop in income if an employee becomes partially incapacitated for work, and (ii) a Collective WIA Gap Excedent insurance coverage for employees with a salary above the maximum income over which the statutory WIA benefit is calculated. The Executive and the Company (or one of its affiliates) shall each contribute 50% of the premium for each such insurance coverage. Nothing herein shall be deemed to prohibit the Company, PVH, any relevant affiliate or the Board from amending or terminating any such plan in its sole and absolute discretion. The terms of each such plan shall govern at all times the Executive’s rights and obligations thereunder. “Affiliate” refers to any person (as defined in Section 5.3 (Non-Interference)) that controls, is controlled by or under common control with another person, whether through ownership, by contract or otherwise. For the avoidance of doubt, PVH and the Company are affiliates.

2.4Relocation. The Executive shall be eligible to receive PVH’s standard executive-level relocation benefits and up to three years of PVH’s international local plus benefits, subject to the terms and conditions of PVH’s relocation policy, the international local plus guidelines, and the Executive entering into a Relocation Repayment Agreement. No relocation benefits will be paid, nor services provided to the Executive until the Executive has signed and returned the Relocation Repayment Agreement. For the avoidance of doubt, pursuant to the local plus guidelines, the Executive shall be eligible for house lease cost support (either directly paid assistance or reimbursed actual cost) of up to €10,000 per month, and coverage of commutation expenses (either paid directly or reimbursed actual cost) of up to €27,500 annually for travel between Amsterdam and her permanent residence in Sweden, as well as reimbursement for employment or income tax or similar taxes thereon, as provided in Section 10.4(b) (Liability for Taxes).

2.5Expenses. PVH or the Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties in accordance with the policies and procedures of PVH and the Company, as in effect from time to time. PVH or the Company also shall pay or reimburse the Executive after the commencement of employment for reasonable legal fees and expenses (including any VAT charges thereon) in an amount not to exceed €9,200 that the Executive incurs in connection with the review of this Agreement, subject to the delivery of appropriate documentation thereof.

2.6Holidays. The Executive is entitled to 30 days paid holiday per calendar year based on a full holiday year and fulltime employment. If the Executive performed work during only a part of the calendar year the number of holiday days shall be calculated proportionately. In principle, holidays are to be taken in the calendar year in which the entitlement is accrued.

2.7Paid Statutory Leaves. The Executive also shall be entitled to the paid statutory leaves as included in the Work and Care Act (Wet arbeid en zorg) and Working Hours Act (Arbeidstijdenwet).

3.Termination of Employment.

3.1General. Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as hereinafter defined). Such termination shall be effected by PVH, the Company or the Executive, as applicable, by giving a Notice of Termination (as hereinafter defined) in the manner provided in Section 3.9 (Notice of Termination) or by reason of the Executive’s death or the Executive reaching the pensionable age. For the avoidance of doubt, the Executive may terminate the Executive’s employment at any time by voluntary resignation (without Good Reason (as hereinafter defined)). If termination of employment is effected by the Executive by voluntary resignation (without Good Reason) or by either party pursuant to Section 3.5 (Termination without Cause by PVH or the Company or for Good Reason by the Executive), the parties shall observe, a notice period of six months if the Notice of Termination is given by the Executive and 12 months if the Notice of Termination is given by PVH or the Company. The notice period shall commence on the first day of the calendar month commencing immediately after the calendar month in which the Notice of Termination is deemed given. During the notice period, the Executive is entitled to Base Salary and all benefits according to the terms and conditions of this Agreement but PVH or the Company may request that the Executive returns all work equipment (such as mobile, laptop, etc.) without any compensation and compensation under Plans may not be payable or may no longer accrue.

3.2Automatic Termination at Pension Age. This Agreement shall end without notice at the end of the calendar month in which the Executive reaches the pensionable age within the meaning of the Dutch General Old Age Pensions Act (Algemene Ouderdomswet).

3.3Accrued Rights. The Executive is entitled upon the termination of employment for any reason to the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any) as of the effective date of termination, (ii) any accrued but unused holidays (i.e., personal time off days and non-statutory holidays which, for the avoidance of doubt, does not include public holidays) as of the effective date of termination, to the extent required by applicable law, (iii) all unreimbursed expenses (if any) as of the effective date of termination, subject to Section 2.5 (Expenses), and (iv) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of PVH or the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination, together referred to as “Accrued Rights.”

3.4Termination for Cause by PVH or the Company. PVH, PVH Europe or the Company shall be entitled to terminate this Agreement and the Executive’s employment with immediate effect for Cause. Upon such termination, none of PVH, the Company nor any of their affiliates shall have any further obligation to the Executive hereunder except for the payment or provision, as applicable, of the Accrued Rights. For the avoidance of doubt, the Executive shall have no right to receive any amounts under any severance policy of PVH or any of its affiliates, including but not limited to the Company, as then in effect (if any) upon the Executive’s termination for Cause.

(a)Definition of Cause. “Cause” as used in this Agreement means: (i) gross negligence or willful misconduct, as the case may be, (A) in the performance of the material responsibilities of the Executive’s office or position, which results in material economic harm to PVH, the Company or any of their affiliates or (B) that results in material reputational harm to PVH, the Company or any of their affiliates; (ii) the willful and continued failure of the Executive to perform substantially the Executive’s duties as an employee of the Company and in respect of the businesses of PVH and its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand from PVH, PVH Europe or the Company for substantial performance is delivered to the Executive that specifically identifies the manner in which the notice states that the Executive has not substantially performed the Executive’s duties, and the Executive has not cured such failure to the reasonable satisfaction of PVH, PVH Europe or the Company, as applicable, within 20 days following the Executive’s receipt of such written demand; (iii) the Executive is convicted of, or pleads guilty or nolo contendere, or enters a plea to a similar effect, to a felony or comparable crime within the meaning of applicable law or a crime of moral turpitude; (iv) the Executive having willfully divulged, furnished or made accessible any Confidential Information (as hereinafter defined) to anyone other than PVH, the Company and any of their affiliates or their respective directors, officers, employees, auditors and legal advisors, as appropriate in the ordinary course of business; (v) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which the Executive is then acting hereunder; (vi) any material breach of this Agreement, PVH’s Code of Business Conduct and Ethics or any other material Company or PVH policy; or (vii) any other urgent reason within the meaning of Article 7:677 or 7:678 of the Dutch Civil Code (“DCC”).

(b)Definition of Willful. For purposes of Section 3.4(a) (Definition of Cause), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of PVH or the Company or its affiliates. Any act, or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or a PVH Executive Officer (as designated by the Board pursuant to Rule 3b-7 of the U.S. Securities Exchange Act of 1934) or based upon the advice of counsel for PVH, PVH Europe or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of PVH, the Company and its affiliates.

3.5Termination without Cause by PVH or the Company or for Good Reason by the Executive. If PVH or the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with PVH or the Company for Good Reason, the Executive shall be entitled to (i) an aggregate amount (the “Severance Amount”) equal to the sum of (1) the Base Salary, plus (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under the annual bonus plan in which the Executive participates (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if a bonus opportunity has not been established for the year of termination), subject to compliance by the Executive with the restrictive covenants in Section 5 of this Agreement; and (ii) the payment or provision of the Accrued Rights. For purposes of understanding the Severance Amount at the Effective Date, the bonus payable at target level performance performance for PVH’s 2024 fiscal year is 100% of the Base Salary, as provided in Section 2.2(b) (Fiscal 2024 Bonus). The Severance Amount shall be deemed to include all statutory severance payments and benefits in connection with the termination of this Agreement. For the avoidance of doubt, the Severance Amount shall never accumulate with any severance payment such as the fairness compensation (billijke vergoeding) and the statutory severance payment (transitievergoeding), irrespective of whether the statutory severance payment is payable to the Executive under the DCC or not. The Severance Amount shall be paid in 12 substantially equal monthly installment payments and on the same schedule that Base Salary was paid immediately prior to the date of termination of the Executive’s employment, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the date of termination of employment, subject to the Executive delivering a Settlement Agreement, as defined in and contemplated by Section 4 (Full and Final Settlement); provided, however, that if the Executive’s termination of employment by PVH or the Company without Cause or by the Executive for Good Reason occurs within two years after the occurrence of a Change in Control (as defined in the Stock Incentive Plan), then the Severance Amount shall be paid in a lump sum on the first scheduled payroll date (inaccordance with PVH or the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive delivering a Settlement Agreement.

(a)Definition of Good Reason. “Good Reason” as used in this Agreement means the occurrence of any of the following events or circumstances without the Executive’s written consent:

(i)the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status and title), authority, duties or responsibilities as contemplated by Section 1.3 (Position and Duties) (or following a Change in Control, as in effect immediately prior to such Change in Control), or any other action by the Company or PVH that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose (1) an isolated, insubstantial or inadvertent action not taken in bad faith, (2) any action that is remedied promptly after receipt of notice thereof given to PVH or the Company by the Executive and (3) the assignment of additional or alternate duties or responsibilities to the Executive in connection with the Executive’s professional development or the reallocation of some of the Executive’s duties or responsibilities to other executives or employees in connection with the evolution of the Executive’s position;

(ii)a reduction of the Base Salary, unless the Board imposes similar reductions on base salaries for other similarly situated executives;

(iii)the taking of any action by the Company or PVH that substantially diminishes (1) the aggregate value of the Executive’s total compensation opportunity or (2) the aggregate value of the employee benefits provided to the Executive, in each case relative to all other similarly situated senior executives pursuant to the Company’s or PVH’s employee benefit and insurance plans as in effect (or, following a Change in Control, as in effect immediately prior to such Change in Control);

(iv)requiring that the Executive’s services be rendered primarily at a location or locations more than 120 kilometers from Amsterdam, where PVH Europe’s headquarters are located, except for travel, and visits to offices and facilities worldwide operated by PVH, its affiliates and their existing and potential business partners, as reasonably required for the Executive to perform her duties and responsibilities and to attend to the business of the Company, PVH and their affiliates; or

(v)the failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the Business (as defined below) to all or substantially all of the business or assets of the Business to assume expressly and agree to perform this Agreement.

The Executive can only terminate employment for Good Reason if (1) PVH or the Company receives a Notice of Termination from the Executive within 60 days following the occurrence of the event claimed to give rise to the right to resign for Good Reason; (2) the

Company, PVH or any of their affiliates fail to cure the event constituting Good Reason within 30 days after receipt of the Notice of Termination; and (3) the Executive terminates the Executive’s employment in writing within 30 days following the expiration of such cure period; provided, however, that in all cases, the Executive must observe the notice period set forth in Section 3.1 (General), which shall commence on the first day of the calendar month following the month in which the Executive gives the writing referenced in clause (3) of this paragraph.
3.6Disability. The Executive’s employment shall be terminable due to the disability of the Executive pursuant to article 7:669, paragraph 3(b) of the DCC (“Disability”). If the Executive’s employment is terminated due to the Executive’s Disability, PVH or the Company shall have no further obligation to the Executive hereunder except for (i) the payment of statutory severance (transitievergoeding) and (ii) the payment or provision of the Accrued Rights.

3.7No Severance for Certain Sales. Notwithstanding anything in this Agreement to the contrary and whether the Executive’s employment may be deemed to be terminated under applicable law or otherwise, the Executive’s employment hereunder shall not be deemed terminated and the Executive shall not be entitled to the Severance Amount if the subsidiary, business or operating unit or division in which the Executive is then employed (the “Business”) is sold, spun off or otherwise disposed of by PVH or the Company, regardless of the form or nature of such transaction, and either (a) the Executive continues employment in substantially the same or a greater capacity in regard to the Business as immediately prior to the transaction, regardless of the terms of such employment, or (b) the Executive is offered continued employment in connection with such transaction (whether or not the Executive accepts the offer) and either (i) this Agreement is to be assumed by the acquirer of the Business or is to be continued as a result of a transaction involving a change in control of the entity then employing the Executive or (ii) the Executive is offered employment in substantially the same or a greater capacity in regard to the Business and (A) the Executive’s base salary is no less than the Base Salary then in effect and (B) all other compensation and benefits offered to the Executive are consistent with similarly situated executives with the new employer (including in comparable affiliates).

3.8Garden Leave. If a Notice of Termination is delivered, the Executive hereby irrevocably consents to PVH or the Company relieving the Executive of the Executive’s duties with immediate effect. The Executive shall remain at PVH’s, PVH Europe’s or the Company’s disposal during the notice period, and for up to the same amount of time as required for the performance of the Executive’s duties hereunder prior to the delivery of the Notice of Termination, to carry out such duties within the Executive’s competence, as PVH, PVH Europe or the Company deem fit. PVH, PVH Europe and the Company are entitled to permanently require the Executive not to perform any work for the Company, PVH or any of their other affiliates.

3.9Notice of Termination. Any termination of the Executive’s employment other than by reason of the Executive’s death or reaching the pensionable age shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 7.1 (Notices). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the applicable date of termination, taking into account any required notice period.

3.10Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of the Notice of Termination (or any such later date as PVH or the Company may request), from any and all positions that the Executive holds with PVH or any of its affiliates, including the Company, and the board of directors, supervisory board or similar body (and any committees thereof) of PVH and any of its affiliates.

4.Full and Final Settlement.

4.1Liquidated Damages; Settlement Agreement. The amounts paid to the Executive pursuant to Section 3.5 (Termination without Cause by PVH or the Company or for Good Reason by the Executive) shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims the Executive may have with respect to the Executive’s employment by PVH and its affiliates and the termination thereof, other than as expressly provided in Section 2.2 (Incentive and Bonus Compensation). Such amounts shall constitute liquidated damages with respect to any and all such rights and claims. In consideration of the Executive’s receipt thereof, the Executive shall enter into a settlement agreement with PVH or the Company within the meaning of Article 7:900 of the DCC, which shall also constitute a termination agreement within the meaning of Article 7:670b of the DCC (a “Settlement Agreement”) and shall accrue to the benefit PVH, the Company and their affiliates.

5.Restrictive Covenants. For purposes of this Section 5 (Restrictive Covenants), all references to the Company shall be deemed to refer to the Company, PVH and their affiliates, including, without limitation, PVH Europe. The Executive acknowledges and agrees that she is obligated to bring the provisions of this Section 5 (Restrictive Covenants) to the attention of any person (as defined in Section 5.3 (Non-Interference)) who may at any time before or after the termination of the Executive’s employment under this Agreement offer to employ or otherwise engage the Executive (directly or indirectly) for services and for, with or to whom the Executive intends to work or otherwise provide services, to the extent such provisions remain in effect at the time the Executive commences discussions regarding the Executive’s provision of services to such person.

5.1Confidentiality. The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, consumer data, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, network configuration and architecture, proprietary software, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. The Executive acknowledges and agrees that Confidential Information shall be considered to be a trade secret within the meaning of article 1 of the Dutch Trade Secrets Act (Wet Bescherming Bedrijfsgegevens). The Executive further agrees that during the Employment Period and thereafter the Executive shall not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use at any time of any Confidential Information without the prior written consent of the Company (in its sole and absolute discretion), except (i) as (and only to the extent) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent suchdisclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5.1 (Confidentiality). The Executive further agrees that following the termination of the Employment Period for whatever reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (B) the Executive shall not misappropriate or infringe upon the Confidential Information (including the recreation or reconstruction of Confidential Information from memory).

5.2Public Comment. The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees, businesses or brands. Similarly, the then-current members of the ELT shall not make any derogatory comment concerning the Executive.

5.3Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors, customers and other business partners (“Business Partner Information”) is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of the Executive’s employment with the Company, the Executive may gain knowledge of Business Partner Information and that the Executive would inevitably have to draw on Business Partner Information and on other Confidential Information if the Executive were to solicit or service the Company’s vendors, customers and other business partners (collectively, “Business Partners”) on behalf of a competing business enterprise. The Executive agrees that during the Restricted Period (as hereinafter defined), the Executive will not, on behalf of the Executive or any other individual, company, partnership, corporation or other entity (each, a “person”), other than the Company, directly or indirectly do business with, solicit the business of, or perform any services for any actual Business Partner, any person that has been a Business Partner within the 12-month period preceding such termination or any prospective Business Partner that was actively solicited within such 12-month period preceding the termination of employment and as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Business Partner Information or Confidential Information. The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of the Executive or any other person that are in competition with either (i) the businesses or products of the Company as of the Executive’s date of termination or (ii) any business that the Company is planning to engage in or products that the Company is planning to develop or launch. The Executive further agrees that, during the Employment Period and the Restricted Period, the Executive will not, directly or indirectly, seek to encourage or induce any such Business Partner to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its Business Partners, except in the ordinary course of the Company’s business. If the Executive does not observe the full notice period set forth in Section 3.1 (General), then, for purposes of this Section 5.3 (Non- Interference), the Restricted Period shall be extended for a period of time equal to the period during which the notice period was not observed by the Executive.

5.4Non-Competition Restriction. The Executive agrees that, during the Employment Period and the Restricted Period, the Executive shall not, without the prior written consent of PVH, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, investor, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity anywhere in the world that is engaged in a business that is in competition with either (i) the businesses or products of the Company, PVH or any of their affiliates as of the Executive’s date of termination or (ii) any business that the Executive knows that the Company, PVH or any of their affiliates is actively planning to engage in or products that the Company, PVH or any of their affiliates is actively planning to develop or launch (collectively, “Competing Companies”). Nothing included in this Section 5.4 (Non-Competition Restriction) shall restrict the Executive from owning, for personal investment purposes only, less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company, provided that the Executive has no connection or relationship with the issuer of such securities other than as a passive investor. If the Executive does not observe the full notice period set forth in Section 3.1 (General), then, for purposes of this Section 5.4 (Non- Competition), the Restricted Period shall be extended for a period of time equal to the period during which the notice period was not observed by the Executive.

5.5Non-Solicitation of Employees. The Executive agrees that during the Employment Period and the Restricted Period, the Executive shall not hire or solicit to hire, whether on the Executive’s own behalf or on behalf of any other person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company (each, a “Relevant Employee”). Furthermore, during the Employment Period and the Restricted Period, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall (i) respond to any unsolicited request from any Relevant Employee by stating that the Executive is prohibited from discussing job opportunities or career paths during the Restricted Period; (ii) not discuss any career opportunities with any Relevant Employee; (iii) not contact a Relevant Employee in order to persuade the employee to re-consider employment with the Company; and (iv) not be involved in any manner in the application process of any Relevant Employee with any person who, after the Employment Period, employs the Executive or to whom the Executive provides services. If the Executive does not observe the full notice period set forth in Section 3.1 (General), then, for purposes of this Section 5.5 (Non-Solicitation of Employees), the Restricted Period shall be extended for a period of time equal to the period during which the notice period was not observed by the Executive.

5.6Penalty. The Executive acknowledges and agrees that in case of a breach of any of the covenants and obligations of the Executive set forth in Section 5.1 (Confidentiality), Section 5.3 (Non-Interference), Section 5.4 (Non-Competition Restriction) or Section 5.5 (Non-Solicitation of Employees), the Executive shall owe to the Company, without any requirement for the Company to make a demand for performance, a one-time penalty of €50,000, to be increased by a penalty of €5,000 for each day, including a portion of a day, that the breach continues, subject to a maximum aggregate penalty equal to two times the highest Base Salary in effect during the Employment Period. The Company shall be entitled to the penalty without prejudice to any claim for the specific performance of the covenants and obligations set out in this

Section 5 (Restrictive Covenants). The Company shall be entitled, in its discretion, to set-off against any amounts payable to the Executive under this Agreement or otherwise the amount of any penalty owed by the Executive to the Company pursuant to this Section 5.6 (Penalty). The Company shall have the right to claim damages instead of the aforementioned penalty. Payment of the penalty does not release the Executive from the obligation to comply with the provisions of this Section 5 (Restricted Covenants).

5.7Restricted Period. As used herein, “Restricted Period” means the period commencing upon the Effective Date and ending 12 months following the termination of the Employment Period. Notwithstanding the foregoing, if the Company delivers a Notice of Termination and, thereafter, the Executive is relieved of all of her duties pursuant to Section
3.8 (Garden Leave), then the Restricted Period shall be reduced by the period of time from the date she no longer is providing services to and including the last day of the Employment Period; provided, however, in no event shall the Restricted Period be reduced by more than six months.

6.Intellectual Property Rights.

6.1Works for Hire. The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of PVH, the Company and their affiliates (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by PVH or any of its affiliates, including the Company, shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to PVH or its applicable affiliate. PVH and its affiliates, including the Company, shall have a right to freely develop and alter such Proprietary Materials and to license and assign them to third parties.

(a)Pre-Employment Intellectual Property. Any marketing, operating or training ideas, sourcing data, processes or materials, including any inventions, discoveries, improvements, enhancements, written materials or developments in whatever form that can be demonstrated were developed by or were in the possession of the Executive before commencing employment with the Company and, to the extent that they are not used in the business of PVH, the Company or their Affiliates, shall not be deemed to be Proprietary Materials under this Section 6 (Intellectual Property Rights).

(b)Freedom to Conduct Business. For the avoidance of doubt, nothing herein shall prevent:

(i)the Executive from conducting business and performing her duties and responsibilities for herself, any other individual or any entity after leaving her employment with PVH, the Company and their Affiliates in the same manner as she conducted business and performed duties and responsibilities before her employment hereunder; and

(ii)PVH, the Company and their affiliates from conducting their businesses and using process and procedures after the Employment Period that were put into place by the Executive at any time during the Employment Period.

6.2Assignment of Proprietary Materials. Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

6.3Execution of Deeds and Documents. The Executive agrees and undertakes without any additional compensation to execute all such deeds and documents that, in the Company’s sole and absolute discretion, are necessary or desirable in order for the Company to protect, register, maintain and in any other way fully enjoy the rights referred to under this Section 6 (Intellectual Property Rights). For purposes of this Section 6 (Intellectual Property Rights), all references to the Company shall be deemed to refer to PVH and its affiliates, including, without limitation, PVH Europe.

(a)Insofar as permitted by law, the Executive hereby waives all of their personal and moral rights (including the right to have one’s name stated pursuant to the Dutch Copyright Act of 1912 (Auteurswet 1912)). To the extent that the Executive retains any such personal and moral rights under applicable law, the Executive hereby consents to any action that may be taken with respect to such rights by or on behalf of the Company and agrees not to assert any personal and moral rights with respect thereto.

(b)The Executive acknowledges that their salary includes reasonable compensation for the works made for hire and any assignment of intellectual and industrial property rights referred to under this Section 6 (Intellectual Property Rights).

6.4Additional jobs/employment. During this Agreement, the Executive must refrain from undertaking or holding any side-activities or additional posts, paid or unpaid, without PVH’s prior written consent, regardless of whether PVH is either partly or fully aware of such activities, such consent not to be unreasonably withheld. In addition the Executive agrees and acknowledges that she is subject to the PVH Conflict of Interest Policy at all times.

7.Personal Data. As an employer, the Company shall collect some of the Executive’s personal data and shall be responsible for its protection. Reference is made to the PVH Associates Privacy Policy & Personal Data Use Notice of which the Executive acknowledges having received a copy, where more information can be found on how PVH and the Company use the personal data it collects from associates during their employment with PVH or any of its affiliates, as well as who has access to it.

8.PVH Employee Handbook and PVH Global Policies.

The Executive acknowledges having received a copy of the PVH Employee Handbook and the PVH global policies (including, but not limited to, the Code of Business Conduct and Ethics, the Insider Trading Policy, the Confidentiality of Information Policy, the Global Anti- Harassment Policy and the Conflict of Interest Policy), and to have accepted and agreed to comply therewith. The provisions of the PVH Employee Handbook and the PVH global policies as they apply from time to time form an integral part of this Agreement. PVH reserves the right to unilaterally amend the content of the PVH Employee Handbook and the PVH global policies.

Any exception to the rules of the PVH Employee Handbook or the PVH global policies shall only be valid if confirmed in writing by an authorized representative of PVH or the Company.

9.Clawback/Recoupment.

Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with PVH or the Company shall be subject to (i) any “clawback” or recoupment policy that is applicable to the Executive and other designated senior executives of PVH or any of its affiliates, or that is adopted to comply with any applicable law, rule or regulation, or any other requirement, or
(ii) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.

10.Miscellaneous.

10.1Notices. Any notices to be given under this Agreement shall be in writing and delivered personally or sent by international courier, signature required, or registered or certified mail, return receipt requested, costs paid by the sender as follows:

(a)If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records;

(b)If to PVH at: PVH Corp.
285 Madison Avenue
New York, New York 10017
Attention: Executive Vice President, General Counsel and Secretary

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice. Notice shall be deemed given when delivered personally or when signed for.
10.2Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof. In the event that one or more provisions contained herein shall be held to be invalid, this Agreement shall be reformed to make such provisions enforceable.

10.3Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.4Taxes.

(a)Withholding. Any payments provided for under this Agreement shall be reduced by any taxes or other amounts required to be withheld by PVH, the Company or any of its affiliates.

(b)Liability for Taxes. Any benefits provided hereunder shall be subject to taxation if and to the extent provided from time to time under applicable employment or income tax laws or similar statutes or other provisions of law then in effect and shall be the responsibility of the Executive, except that the Company shall reimburse the Executive for employment or income tax or similar taxes on amounts paid on behalf of the Executive or reimbursed to the Executive pursuant to, and subject to the terms of, PVH’s relocation policy and its international local plus guidelines.

10.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. All Plans shall be governed by the law stated therein or, if no governing law is identified, then by the law of the jurisdiction of organization of PVH or the PVH affiliate that adopted the Plan.

10.6Consent to Jurisdiction. The Executive acknowledges and agrees that their employment hereunder is principally in the Netherlands and that the application of Dutch law, as provided in Section 11.5 (Governing Law) is fair and appropriate. The Executive further consents to the jurisdiction of the courts of the Netherlands in any judicial proceeding brought against the Executive with respect to this Agreement.

10.7Amendment. This Agreement may be amended, supplemented or otherwise modified by a written document executed by the parties hereto or their respective successors or assigns.

10.8Unilateral Amendment. PVH or its affiliates are entitled to unilaterally amend this Agreement, including all the documents constituting part thereof, if it has a substantial interest in such amendment(s) that outweighs the interests of the Executive (which may be adversely affected by such amendment(s)) in accordance with the standards of reasonableness and fairness.

10.9No Collective Labour Agreement. No collective labour agreement (CAO) is applicable to this Agreement.

10.10Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Existing Agreement and addenda, and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not cancel or supersede the Plans.

10.11Counterparts. This Agreement may be executed in counterparts, signatures may be electronically inserted and signatures may be exchanged by electronic transmission, all of which, taken together, shall constitute the original single Agreement, binding in accordance with its terms.

PVH Corp.

By: /s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President
Date: October 6, 2023
Place: Armonk, NY, USA

EXECUTIVE
/s/ Lea Rytz Goldman
Lea Rytz Goldman
Date: October 6, 2023
Place: London

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